Exhibit 5.1 Legal Opinion

Thomas C. Cook, Esq.

Law Offices of Thomas C. Cook, Ltd.

500 N. Rainbow Blvd., Suite 300

Las Vegas, NV 89107

Phone: (702) 221-1925

Fax: (702) 221-1926

August 21, 2013

To: Board of Directors, ILoadApp

Re: Registration Statement on Form S-1 (the "Registration Statement")

Ladies and Gentlemen:

We have acted as your counsel in connection with the proposed issue and sale by ILoadApp, a Nevada corporation (the "Company") 1,000,000 shares of common stock to be offered and issued directly by the

Company and 4,000,000 shares of common stock held by selling stockholders, $0.001 par value (the "Company Shares") on the terms and conditions set forth in the Registration Statement.

In that connection, we have examined original copies, certified or otherwise identified to our satisfaction, of such documents and corporate records, and have examined such laws or regulations, as we have deemed necessary or appropriate for the purposes of the opinions hereinafter set forth.

Based on the foregoing, we are of the opinion that:

1.      The company is a corporation duly organized and validly existing under the laws of the State of Nevada.

2.      That the securities being sold pursuant to the Registration Statement are duly authorized and will be, when issued in the manner described in the Registration Statement, legally and validly issued, fully paid and non-assessable.

We hereby consent to be named in the Prospectus forming Part I of the aforesaid Registration Statement under the caption, "Legal Matters" and the filing of this opinion as an Exhibit to said Registration Statement.

Sincerely,

/s/ Thomas C. Cook, Esq.

Thomas C. Cook, Esq.